Exhibit 99.1

Exhibit 99.1 Saving More Lives Financial Report April – June 2020 Stockholm, Sweden, July 17, 2020 (NYSE: ALV and SSE: ALIV.Sdb)  autoliv

Q2 2020: Adapting to weak but improving LVP

Financial highlights Q2 2020

$1,048m net sales

48% organic sales decline*

(22.3)% operating margin

(16.4)% adjusted operating margin*

$(2.00) EPS - a decrease of $3.25

$(1.40) adjusted EPS* - a decrease of $2.78

Full year 2020 indications No indications will be provided until effects of COVID-19 pandemic can be better assessed

Key business developments in the second quarter of 2020

•

Organic sales declined* 2.6pp more than global light vehicle production declined, with the negative regional mix offsetting our outperformance within each of the regions. April sales declined Y-o-Y organically by 65%, May by 55% and June by 20%. Order intake in the first half year was in line with last year and supportive of prolonged sales outperformance.

•

Profitability and cash flow negatively impacted by customer plant closures and a volatile industry ramp up, and by continued high engineering activity preparing for future model launches. Our liquidity position remains strong with $1.7bn in cash and committed, unused loan facilities. Operating cash flow was $128m negative in Q2, but it turned positive in June.

•

Substantial cost reductions with short- and long-term effects includes reduction of personnel costs by 25% vs. Q1, and launching Structural Efficiency Program phase II, which targets additional annual employee cost reductions of around $65m. Further potential structural cost reductions, including footprint, remain under evaluation.

*For non-U.S. GAAP measures see enclosed reconciliation tables. All change figures in this release compare to the same period of previous year except when stated otherwise.

Key Figures

(Dollars in millions, except per share data)	Q2 2020	Q2 2019	Change	6M 2020	6M 2019	Change
Net sales	$1,048	$2,155	(51)%	$2,893	$4,329	(33)%
Operating (loss) income	$(234)	$170	(238)%	$(99)	$343	(129)%
Adjusted operating (loss) income1)	$(171)	$183	(193)%	$(35)	$350	(110)%
Operating margin	(22.3)%	7.9%	(30.2)pp	(3.4)%	7.9%	(11.3)pp
Adjusted operating margin1)	(16.4)%	8.5%	(24.9)pp	(1.2)%	8.1%	(9.3)pp
Earnings per share, diluted2, 3)	$(2.00)	$1.25	(260)%	$(1.14)	$2.52	(145)%
Adjusted earnings per share, diluted1, 2, 3)	$(1.40)	$1.38	(201)%	$(0.53)	$2.57	(121)%
Operating cash flow	$(128)	$(21)	(510)%	$28	$133	(79)%
Return on capital employed4)	(25.0)%	18.3%	(43.3)pp	(5.3)%	18.9%	(24.2)pp

1) Excluding costs for capacity alignment and antitrust related matters. 2) Assuming dilution when applicable and net of treasury shares. 3) Participating share awards with right to receive dividend equivalents are (under the two-class method) excluded from the EPS calculation. 4) Annualized operating income and income from equity method investments, relative to average capital employed.

Comments from Mikael Bratt, President & CEO

The challenges we managed in the second quarter were unprecedented. The COVID-19 pandemic is first and foremost a human crisis, where safeguarding health and safety is our first priority and our global Smart Start Playbook has been instrumental to us in safely restarting our operations. I am proud that we have a solid organization that managed to reduce costs, safely restart operations while continue to execute on our long-term strategy.

The pace and scope of the demand decline coupled with a volatile ramp-up had a significant impact on our financial performance in the quarter. Our largest markets Americas and Europe were virtually standing still in April, followed by a restart and ramp-up in May and June. Daily adjustments were needed to respond to a low and volatile customer demand, including headcount reductions of 3,700 since March, furloughing personnel and significant reductions in capex and discretionary spending.

We must balance the cost reduction responses against the need for capacity to manage the recovery that started mid-quarter and continues in the first weeks of July. We also need to preserve capacity for the new normal market demand and our expected outgrowth. I am confident that the actions implemented and planned are positioning Autoliv well to benefit from any demand recovery.

Our sales declined slightly more than global LVP, which almost halved in the quarter vs. a year ago. Our organic sales development was better than LVP in all regions but because high safety content markets declined more than low safety content markets, sales mix was unfavorable.

Encouragingly, operating cash flow turned positive in June. It is also positive that our customers´ sourcing activities and model launch plans are close to unchanged. Our engineering support for these activities remain high, even though there are some limited new model launch delays. I am also pleased that order intake for the first half year was in line with last year.

The Structural Efficiency Program (SEP) was close to complete at the end of Q2. We now launch SEP2 as the next step. We also continue the strategic initiatives and structural improvement projects outlined at our CMD in 2019. The ambition is to ensure that we have an adequate cost structure supporting our medium-term profitability targets also in a reduced LVP environment, although the additional challenge could mean that more time is needed to reach our targets.

COVID-19 pandemic related business update

Autoliv is navigating the same challenges that many other companies are facing in managing and forecasting the overall impact the COVID-19 pandemic is having on the automotive industry. In this environment, on April 2, 2020, the Company withdrew its previously issued 2020 guidance until the effects of the pandemic can be better assessed.

First half of 2020

The COVID-19 pandemic had a substantial impact on our operations already in the first quarter, particularly in China, where most of our customers’ plants were closed for several weeks in February and operated at low levels in March. In Europe and North America, sales declined substantially in the second half of March as the pandemic led to customer plant closures. A large number of customer plants were closed in April and parts of May, followed by a ramp-up in June. According to IHS, global light vehicle production (LVP) declined by 22% in Q1 2020 compared to Q1 2019 and by 45% in Q2 2020 vs. Q2 2019. The decline in global LVP and the slow and volatile restart and ramp-up had a significant impact on our sales and profitability in the first half of 2020.

Liquidity and management actions to manage this challenging period

•

Cancelling the second quarter dividend and suspending future dividends, although the Board of Directors will review such suspension on a quarterly basis. Drawing down $1.1 billion of cash on our existing Revolving Credit Facility (RCF) in two tranches in March and April, securing SEK 6 billion ($0.6 billion) in loans from Swedish Export Credit Corporation in May, mainly used to pay down $0.5 billion of the RCF. Cash balance and unutilized, committed credit facilities amounted to approximately $1.7 billion at June 30, 2020, which gives us a healthy liquidity position as debt maturities are $218 million in 2020 and $275 million in 2021. Capex was reduced Y-o-Y by 50% in Q2 2020.

•	Executives voluntarily reducing their base salaries by 20% for Q2 2020 and non-employee board members reducing their cash compensation by 20% for Q2 2020.
•

Reduced headcount by 5.6% in Q2 vs. Q1 2020. Strict inventory control, close monitoring of receivables and close collaboration with suppliers. Adjusting production and work week hours to rapid changes in demand, reducing or suspending discretionary spending that is not critical for daily operations and accelerated cost saving initiatives and furloughed personnel, many in government supported programs.

•

Structural Efficiency Program I was close to complete at the end of Q2 2020 and we launched Structural Efficiency Program II in Q2 2020. SEP1 was launched in Q2 2019 and reduced the indirect workforce by around 800 employees with annual employee cost reductions at around $60 million and with costs for the program of around $52 million. SEP 2 targets an additional reduction of around 900 of the indirect workforce and around $65 million in annual reduction in employee costs when completed in 2021 and with costs for the program of around $65 million. The costs for SEP1 and SEP2 are included in our capacity alignment adjustments.

•

Based on our Smart Start Playbook, developed for our ramp-up following COVID-19 related shutdowns, we have invested in employee safety equipment, re-designed production lines and work places as necessary, and adapted new processes for interactions with our suppliers and customers to safely manage the restart and ramp-up of our operations. Direct COVID-19 related costs, such as personal protective equipment, temporary supplier support and premium freight was around $10 million in Q2 2020.

Second half of 2020

In all regions around the world, the automotive industry, including Autoliv, are in different stages of ramp-up of operations. This is a positive trend, but with certain challenges, as global LVP is expected to still be below 2019 levels and there is still high volatility in customer call-offs. The high volatility and thus low volume predictability have a negative impact on operational efficiency, including cost and capital efficiency. The volatility has gradually declined but is still higher than normal in all regions. As communicated earlier, Autoliv also expects second half 2020 profitability headwinds from lower inflator replacement sales, costs relating to factory of the future investments and higher depreciation and amortization. Autoliv expects profitability tailwinds in the second half year from cost reduction actions such as the Structural Efficiency Programs and strategic initiatives outlined at the CMD 2019, execution of the strong order book and lower raw material costs.

Next steps

While we continue to focus on cost reduction actions, we are ramping up production in coordination with our customers and suppliers. Although visibility is limited, below is a summary of our current view of our three most important regions.

China: OEMs returned to pre-crisis production levels in the second quarter, with 7% Y-o-Y growth in LVP according to IHS. China Association of Automotive Manufacturers reported that Q2 2020 light vehicle sales were 7.1 % above Q2 2019.

Europe: LVP improved gradually from April’s Y-o-Y decline of 93% to 61% in May and 29% in June. Car registrations in Western Europe improved during the quarter but June was still around 22% below a year earlier, as dealers in large parts of Europe did not re-open until late May or in June. The production rate will likely continue to be volatile for the next few months at least, with reduced shifts to adapt to uncertain demand and component availability.

North America: LVP improved gradually from April’s Y-o-Y decline of 99% to 85% in May and 26% in June. Light vehicle sales improved during the quarter from a SAAR of 8.6 million in April to 12.3 million in May and 13.1 million in June. Retail sales were significantly stronger than fleet sales, as large fleet buyers such as rental companies are not yet buying in large volumes. Dealer inventories at the end of June were low, at 2.6 million, or 59 days of supply, and there is scope for demand support from inventory build-up in the next few months.

Key Performance Trends

Sales Development by region	Capex and D&A

Adj. operating income and margin*	Operating Cash Flow excl EC antitrust payment*

Return on Capital Employed	Cash Conversion*

Key definitions   ---------------------------------------------------------------------------------------------------------

Capex: Capital Expenditures, net.

D&A: Depreciation and Amortization.

Adj. operating income and margin*: Operating income adjusted for capacity alignments, antitrust related matters and separation of our business segments. Capacity alignments include non-recurring costs related to our structural efficiency and business cycle management programs.

Operating cash flow excluding EC antitrust payment*: Management estimate for Continuing Operations derived from cash flow including Discontinued Operations 2017-2018. Adjusted for EC antitrust payment of $203 million in 2019.

Cash conversion*: Free cash flow* in relation to net income adjusted for EC antitrust accrual in 2018 and payment in Q2 2019. Free cash flow defined as operating cash flow less capital expenditure, net.

Consolidated sales development

Second quarter 2020

Consolidated sales		Second quarter		Reported (U.S. GAAP)	Currency effects1)	Organic change*
(Dollars in millions)		2020	2019
Airbag Products and Other2)		$653.8	$1,435.7	(54.5)%	(3.4)%	(51.1)%
Seatbelt Products2)		$393.8	$719.0	(45.2)%	(4.1)%	(41.1)%
Total		$1,047.6	$2,154.7	(51.4)%	(3.6)%	(47.8)%

Asia		$587.9	$757.7	(22.4)%	(2.4)%	(20.0)%
Whereof:	China	$366.4	$349.5	4.8%	(3.7)%	8.5%
	Japan	$104.6	$191.1	(45.3)%	2.1%	(47.4)%
	RoA	$116.9	$217.1	(46.2)%	(4.5)%	(41.7)%
Europe		$246.3	$638.9	(61.4)%	(3.1)%	(58.3)%
Americas		$213.4	$758.1	(71.9)%	(5.3)%	(66.6)%
Total		$1,047.6	$2,154.7	(51.4)%	(3.6)%	(47.8)%
1) Effects from currency translations. 2) Including Corporate and other sales.

Second quarter 2020 development

Sales by product - Airbags	Sales by product - Seatbelts

Sales of all our different airbag products except textiles declined organically* by between 40% and 80% in the second quarter. Textiles increased organically by 40%, reflecting new sales of textiles for manufacturing of personal protection equipment. Inflator sales declined organically by around 75%.

Seatbelt sales organic decline* broadly reflected the regional sales declines, with seatbelt sales in China growing organically by 12% while organic seatbelt sales in all other regions declined by between 17% and 76%.

Sales by region

Our global organic sales declined* by 47.8% compared to the LVP decline of 45.2% (according to IHS). Sales declined organically in all regions except China, which was up by 8.5%. The largest organic sales decline drivers were Americas and Europe, followed by Japan and Rest of Asia. Our organic sales development outperformed LVP in all regions - by almost 11pp in Asia excluding China, by more than

5pp in Americas, by around 3pp in Europe and by 1.6pp in China. Despite outperforming in all regions, our sales did not outperform on a global level because markets with high safety content per vehicle such as North America and Europe, declined significantly more than markets with lower safety content per vehicles such as China which lead to the automotive safety market declining significantly more than LVP.

Q2 2020 organic growth*	Americas	Europe	China	Japan	Rest of Asia	Global
Autoliv	(66.6)%	(58.3)%	8.5%	(47.4)%	(41.7)%	(47.8)%
Main growth drivers	Textiles	Inflators	VW, Ford, Toyota, Mazda, Honda	Honda, Suzuki	Renault	BYD, Textiles
Main decline drivers	FCA, Honda, Nissan, Ford, GM, Inflators	VW, Renault, Daimler, PSA, BMW, Ford, FCA	Nissan, Inflators	Mitsubishi, Toyota, Mazda, Nissan, Subaru	Hyundai/Kia, Suzuki, Toyota, Mitsubishi, Isuzu	FCA, Nissan, Honda, Ford, VW, Toyota, Hyundai/Kia, GM, Renault

Light vehicle production development

Change vs same period last year

Q2 2020	Americas	Europe	China	Japan	Rest of Asia	Global
IHS LVP (July 2020)	(71.8)%	(61.2)%	6.9%	(47.4)%	(60.7)%	(45.2)%
IHS LVP (April 2020)	(68.7)%	(55.4)%	(12.1)%	(40.4)%	(46.3)%	(44.6)%

Consolidated sales development

First six months 2020

Consolidated sales		First 6 months		Reported (U.S. GAAP)	Currency effects1)	Organic change*
(Dollars in millions)		2020	2019
Airbag Products and Other2)		$1,855.9	$2,883.4	(35.6)%	(2.6)%	(33.0)%
Seatbelt Products2)		$1,037.5	$1,445.3	(28.2)%	(3.3)%	(24.9)%
Total		$2,893.4	$4,328.7	(33.2)%	(2.9)%	(30.3)%

Asia		$1,185.1	$1,508.5	(21.4)%	(2.1)%	(19.3)%
Whereof:	China	$563.9	$680.0	(17.1)%	(3.5)%	(13.6)%
	Japan	$307.6	$399.2	(22.9)%	1.7%	(24.6)%
	RoA	$313.6	$429.3	(26.9)%	(3.6)%	(23.3)%
Americas		$885.5	$1,501.1	(41.0)%	(3.3)%	(37.7)%
Europe		$822.8	$1,319.1	(37.6)%	(3.0)%	(34.6)%
Total		$2,893.4	$4,328.7	(33.2)%	(2.9)%	(30.3)%
1) Effects from currency translations. 2) Including Corporate and other sales.

First six months 2020 development

Sales by product - Airbags	Sales by product - Seatbelts

Sales of all our different airbag products except textiles declined organically* by between 27% and 65% in the first half of the year. Textiles increased by 18%, reflecting new sales of textiles for manufacturing of personal protection equipment. Inflator sales declined organically by around 65%.

Japan showed a slight organic* seatbelt sales growth, while all other regions showed organic sales declines between 12% and 45%.

Sales by region

The global organic sales decline* of 30.3% was 3.3pp better than LVP (according to IHS). Sales declined organically in all regions. The largest organic sales decline drivers were Americas and Europe, followed by Rest of Asia, Japan and China.

Our organic sales development outperformed LVP in all regions - by 9.4pp in Asia excluding China, by 7.3pp in China, by 4.7pp in Europe and by 4.5pp in Americas.

First six months 2020 organic growth*	Americas	Europe	China	Japan	Rest of Asia	Global
Autoliv	(37.7)%	(34.6)%	(13.6)%	(24.6)%	(23.3)%	(30.3)%
Main growth drivers	Tesla, Textiles, Mazda	Inflators	BYD, Ford, Mazda	Honda, Suzuki	Renault, GM	Tesla, BYD
Main decline drivers	FCA, Honda, Ford, Nissan, GM, Inflators	Daimler, VW, Renault, BMW, Ford, PSA, FCA, Volvo	Nissan, Great Wall, Honda, Geely, VW	Mitsubishi, Toyota, Mazda, Nissan, Subaru	Hyundai/Kia, Suzuki, Toyota, Isuzu, Mitsubishi	FCA, Honda, Nissan, VW, Ford, Daimler, Hyundai/Kia, Toyota, Inflators

Light vehicle production development

Change vs same period last year

First six months 2020	Americas	Europe	China	Japan	Rest of Asia	Global
IHS LVP (July 2020)	(42.2)%	(39.3)%	(20.9)%	(26.6)%	(38.3)%	(33.6)%
IHS LVP (Jan 2020)	0.1%	(4.4)%	(2.3)%	(5.6)%	(6.6)%	(3.5)%

Key launches in the second quarter 2020

Chevrolet Suburban/Tahoe &
GMC Yukon/Yukon XL	Fiat 500	Audi A3 Limousine

Xpeng P7	Lynk & Co 06	Buick Envision S

Kia Sorento	VW Polo Sedan	VW Tayron X

Driver/Passenger airbags	Seatbelts	Side airbags

Head/Inflatable Curtain airbags	Steering Wheel	Knee Airbag

Front Center Airbag

Financial development

Selected income statement items

Condensed income statement	Second quarter			First 6 months
(Dollars in millions, except per share data)	2020	2019	Change	2020	2019	Change
Net sales	$1,047.6	$2,154.7	(51.4)%	$2,893.4	$4,328.7	(33.2)%
Cost of sales	$(1,033.2)	$(1,755.0)	(41.1)%	$(2,548.0)	$(3,550.2)	(28.2)%
Gross profit	$14.4	$399.7	(96.4)%	$345.4	$778.5	(55.6)%
S,G&A	$(98.5)	$(101.1)	(2.6)%	$(192.0)	$(202.5)	(5.2)%
R,D&E, net	$(88.0)	$(117.0)	(24.8)%	$(190.6)	$(224.4)	(15.1)%
Amortization of intangibles	$(2.4)	$(2.9)	(17.2)%	$(5.1)	$(5.7)	(10.5)%
Other income (expense), net	$(59.0)	$(9.2)	541.3%	$(56.9)	$(3.2)	1678.1%
Operating (loss) income	$(233.5)	$169.5	(237.8)%	$(99.2)	$342.7	(128.9)%
Adjusted operating (loss) income1)	$(171.4)	$183.2	(193.6)%	$(35.4)	$349.6	(110.1)%
Financial and non-operating items, net	$(13.1)	$(18.7)	(29.9)%	$(36.0)	$(38.3)	(6.0)%
(Loss) income before taxes	$(246.6)	$150.8	(263.5)%	$(135.2)	$304.4	(144.4)%
Tax rate	29.3%	27.4%	1.9pp	26.5%	27.4%	(0.9)pp
Net (loss) income	$(174.3)	$109.4	(259.3)%	$(99.4)	$220.9	(145.0)%
Earnings per share2, 3)	$(2.00)	$1.25	(260.0)%	$(1.14)	$2.52	(145.2)%
Adjusted earnings per share1, 2, 3)	$(1.40)	$1.38	(201.4)%	$(0.53)	$2.57	(120.6)%

Gross margin	1.4%	18.6%	(17.2)pp	11.9%	18.0%	(6.1)pp
S,G&A % of sales	(9.4)%	(4.7)%	4.7pp	(6.6)%	(4.7)%	1.9pp
R,D&E, net % of sales	(8.4)%	(5.4)%	3.0pp	(6.6)%	(5.2)%	1.4pp
Operating margin	(22.3)%	7.9%	(30.2)pp	(3.4)%	7.9%	(11.3)pp
Adjusted operating margin1)	(16.4)%	8.5%	(24.9)pp	(1.2)%	8.1%	(9.3)pp

1) Non-U.S. GAAP measure, excluding costs for capacity alignment and antitrust related matters. See reconciliation table. 2) Assuming dilution when applicable and net of treasury shares. 3) Participating share awards with right to receive dividend equivalents are (under the two-class method) excluded from the EPS calculation.

Second quarter 2020 development

Gross profit decreased by $385 million and the gross margin decreased by 17.2pp compared to the same quarter 2019. The gross margin decline was primarily driven by lower sales and lower utilization of our assets from the decline in LVP. The sharp sales decline in April coupled with a volatile restart and ramp-up in May and June with limited visibility and predictability had a significant effect on our gross margin, despite major reductions in costs for material and labor. Direct COVID-19 costs amounted to around $10 million in Q2 2020.

S,G&A declined by $3 million, or 3%, compared to the prior year, mainly due to lower personnel costs.

R,D&E, net declined by $29 million compared to the prior year, mainly due to positive year over year effects from lower personnel costs due to reduced headcount and furloughing.

Other income (expense), net declined by $50 million compared to a year earlier, mainly due to capacity alignment accruals of $62 million in Q2 2020 compared to $13 million a year earlier. The Q2 accruals are mainly related to future reductions of our indirect workforce under the Structural Efficiency Program II.

Operating (loss) income decreased by $403 million compared to the same period in 2019, as a consequence of the lower gross profit and other income (expense), net being partly offset by lower costs for S,G&A and R,D&E, net.

Adjusted operating (loss) income* decreased by around $355 million compared to the prior year, mainly due to lower gross profit partly offset by lower S,G&A and R,D&E, net.

Financial and non-operating items, net improved by $6 million, mainly due to lower interest rates on debt and FX gains.

(Loss) income before taxes decreased by $397 million compared to the prior year, mainly due to the lower operating income.

Tax rate was 29.3%, compared to 27.4% the same quarter last year, impacted by unfavorable country mix with some losses without tax benefit.

Earnings per share, diluted decreased by $3.25 compared to a year earlier, where the main drivers were $5.70 from lower operating income partly mitigated by $2.37 from lower tax.

First six months 2020 development

Gross profit declined by $433 million and the gross margin declined by 6.1pp compared to the same period 2019. The gross margin decline was primarily driven by lower sales and lower utilization of our assets from the decline in LVP. The sharp sales decline followed by a volatile restart and ramp-up with limited visibility and predictability had a significant effect on our gross margin, despite significant reductions in costs for material and labor.

S,G&A decreased by $10 million, or by 5%, mainly due to lower personnel costs.

R,D&E, net declined by $34 million, or by 15%, mainly due to positive year over year effects from lower personnel costs due to reduced headcount and furloughing.

Other income (expense), net declined by $54 million compared to a year earlier, mainly due to capacity alignment accruals of $64 million in first half of 2020 compared to $13 million a year earlier. The accruals mainly related to future reductions of our indirect workforce under the Structural Efficiency Programs.

Operating (loss) income decreased by $442 million, mainly as a consequence of the declines in gross profit and other income (expense), net, partly offset by lower costs for S,G&A and R,D&E, net.

Adjusted operating (loss) income* decreased by $385 million, mainly due to the lower gross profit, partly offset by lower costs for S,G&A and R,D&E, net.

Financial and non-operating items, net improved by around $2 million to $36 million, mainly due to lower interest rate on debt.

(Loss) income before taxes decreased by $440 million, mainly as a consequence of lower operating income.

Tax rate was 26.5%, compared to 27.4% last year, impacted by unfavorable country mix with some losses without tax benefit.

Earnings per share, diluted decreased by $3.66 where the main drivers were $6.20 from lower operating income partly mitigated by $2.50 from lower tax.

Selected Balance Sheet and Cash Flow items

Selected Balance Sheet items	Second quarter
(Dollars in millions)	2020	2019	Change
Operating working capital	$498.0	$644.8	(22.8)%
Operating working capital % of sales1)	7.0%	7.5%	(0.5)pp
Cash & cash equivalents	$1,223.2	$406.4	201.0%
Gross Debt2)	$3,059.9	$2,217.0	38.0%
Net Debt3)	$1,837.9	$1,810.9	1.5%
Total equity	$1,955.0	$2,037.7	(4.1)%
Leverage ratio4)	2.9	1.8	61.1%

1) Latest 12 months of net sales. 2) Short- and long-term interest-bearing debt. 3) Short- and long-term debt less cash and cash equivalents and debt-related derivatives. Non U.S. GAAP measure. See reconciliation table. 4) Net debt adjusted for pension liabilities in relation to EBITDA. Non U.S. GAAP measure. See reconciliation table.

Selected Cash Flow items	Second quarter			First 6 months
(Dollars in millions)	2020	2019	Change	2020	2019	Change
Net (loss) income	$(174.3)	$109.4	(259.3)%	$(99.4)	$220.9	(145.0)%
Changes in operating assets and liabilities	$44.3	$(17.1)	(359.1)%	$25.4	$(54.2)	146.9%
Depreciation and amortization	$86.5	$85.9	0.7%	$175.3	$176.0	(0.4)%
Other, net1)	$(84.5)	$(198.8)	57.5%	$(73.5)	$(209.6)	(64.9)%
Operating cash flow	$(128.0)	$(20.6)	521.4%	$27.8	$133.1	(79.1)%
Capital expenditure, net	$(63.9)	$(127.8)	(50.0)%	$(152.1)	$(235.8)	(35.5)%
Free cash flow2)	$(191.9)	$(148.4)	29.3%	$(124.3)	$(102.7)	21.0%
Cash conversion3)	n/a	n/a	n/a	n/a	n/a	n/a
Dividends paid	–	$(54.2)	(100.0)%	$(54.1)	$(108.5)	(50.1)%

1) For 2019 including EC antitrust non-cash provision and payment. 2) Operating cash flow less Capital expenditures, net. Non U.S. GAAP measure. See reconciliation table. 3) Free cash flow relative to Net income. Non U.S. GAAP measure. See reconciliation table. The comparative cash conversion for 2019 has been adjusted to n/a from that previously published. This is to align with the current period methodology applied that cash conversion is not applicable when the free cash flow or net income is negative in a period.

Second quarter 2020 development

Operating working capital* was 7.0% of sales compared to 7.5% of sales a year earlier, mainly due to accounts receivable declining more than accounts payable. The Company targets that operating working capital in relation to the last 12-month sales should not exceed 10%.

Operating cash flow was $128 million negative, compared to $21 million negative a year earlier, mainly due to the lower net income, partly offset by the EC antitrust payment of $203 million in Q2 2019, and by positive effects from changes in operating assets and liabilities in Q2 2020.

Capital expenditure, net of $64 million was $64 million lower than a year earlier, reflecting our efforts to reduce capital expenditure to support cash flow. Capital expenditure, net in relation to sales was 6.1% vs. 5.9% a year earlier.

Free cash flow* amounted to $192 million negative, compared to $148 million negative a year earlier. The decrease of $44 million was mainly due to the lower operating cash flow, partly offset by the lower capital expenditure, net.

Cash conversion* defined as free cash flow* in relation to net income, was not meaningful in the second quarter as both net income and free cash flow were negative.

Net debt* amounted to $1,838 million as of June 30, 2020, which was $27 million higher than a year earlier and $188 million higher compared to December 31, 2019.

Liquidity position At June 30, 2020 our cash balance was $1.2 billion, and including committed, unused loan facilities, our liquidity position was $1.7 billion. Debt maturing in 2020 is $218 million, with another $275 million maturing in 2021.

Leverage ratio* Autoliv’s policy is to maintain a leverage ratio commensurate with a strong investment grade credit rating. The Company measures its leverage ratio as net debt* adjusted for pension liabilities in relation to adjusted EBITDA*. The long-term target is to maintain a leverage ratio of around 1x within a range of 0.5x to 1.5x. As of June 30, 2020, the Company had a leverage ratio of 2.9x, compared to 1.8x at June 30, 2019. The increase is due to a lower adjusted EBITDA in the current period compared to a year earlier. At December 31, 2019, the leverage ratio was 1.7x.

Total equity decreased by $83 million compared to June 30, 2019 mainly due to $108 million in dividends and $100 million from negative FX effects partly offset by $141 million in net income.

First six months 2020 development

Operating cash flow was $28 million compared to $133 million a year earlier. The decline of $105 million was primarily due to the lower net income, partly offset by the EC antitrust payment of $203 million in Q2 2019, and by positive effects from changes in operating assets and liabilities in first half of 2020.

Capital expenditure, net of $152 million was 36% lower than a year earlier, reflecting our efforts to reduce capital expenditure to support cash flow. Capital expenditure, net in relation to sales was 5.3% compared to 5.4% in the same period 2019.

Free cash flow* amounted to $124 million negative compared to $103 million negative a year earlier, where the decrease was due to the lower operating cash flow partly offset by lower capital expenditure, net.

Cash conversion* defined as free cash flow in relation to net income, was not meaningful in the first half year as both net income and free cash flow were negative.

Headcount

	Jun 30, 2020	Mar 31, 2020	Jun 30, 2019
Headcount	61,767	65,464	65,670
Whereof: Direct workers in manufacturing	70%	71%	71%
Best cost countries	81%	81%	80%
Temporary personnel	6%	8%	10%

Compared to March 31, 2020, total headcount (permanent employees and temporary personnel) decreased by 3,697. The decrease in the quarter was driven by a reduction of around 7% of the direct workforce while the indirect workforce decreased by around 2%. Our responses to manage the demand declines in Europe and Americas also include furloughing employees and shorter work weeks to reduce wage and salary costs. Our operations in almost all regions are currently in different stages of ramp-up, as customer demand gradually increased in May and June. Compared to a year ago, total headcount decreased by 3,903, driven by a reduction of around 7% of the direct workforce and a reduction of 4% of the indirect workforce.

Key Ratios

	Second quarter		First 6 months		Latest 12 months	Full Year
	2020	2019	2020	2019		2019
Income Statement
Earnings per share, basic1)	$(2.00)	$1.25	$(1.14)	$2.53	$1.62	$5.29
Earnings per share, diluted1, 2)	$(2.00)	$1.25	$(1.14)	$2.52	$1.63	$5.29
Gross margin, %3)	1.4	18.6	11.9	18.0	16.2	18.5
Adjusted operating margin, %4)	(16.4)	8.5	(1.2)	8.1	5.5	9.1
R,D&E net in relation to sales, %	(8.4)	(5.4)	(6.6)	(5.2)	(5.2)	(4.7)
Balance Sheet
Operating working capital in relation to sales, %5)	7.0	7.5	7.0	7.5	7.0	6.6
Capital employed, $ in millions6)	3,793	3,849	3,793	3,849	3,793	3,772
Return on total equity, %7)	(34.9)	21.8	(9.7)	22.4	7.0	23.1
Return on capital employed, %8)	(25.0)	18.3	(5.3)	18.9	7.6	19.7
Cash dividend paid per share	–	$0.62	$0.62	$1.24	$1.86	$2.48
Net debt, $ in millions9)	1,838	1,811	1,838	1,811	1,838	1,650
Leverage ratio10)	2.9	1.8	2.9	1.8	2.9	1.7
Days receivables outstanding11)	104	72	75	72	61	70
Days inventory outstanding12)	74	35	53	35	43	35
Cash flow Statement
Operating Cash flow, $ in millions	(128.0)	(20.6)	27.8	133.1	535.4	640.7
Depreciation and amortization, $ in millions	86.5	85.9	175.3	176.0	349.9	350.6
Capital expenditures, net in relation to sales, %	(6.1)	(5.9)	(5.3)	(5.4)	(5.5)	(5.6)
Free Cash flow, $ in millions13)	(191.9)	(148.4)	(124.3)	(102.7)	143.0	164.6
Cash conversion, %14)	n/a	n/a	n/a	n/a	100.4	35.6
Direct shareholder return, $ in millions15)	–	(54.2)	(54.1)	(108.5)	(162.6)	(217.0)
Other
No. of shares at period-end in millions16)	87.3	87.2	87.3	87.2	87.3	87.2
Average no. of shares in millions2)	87.3	87.3	87.3	87.4	87.4	87.3

1) Participating share awards with right to receive dividend equivalents are (under the two-class method) excluded from the EPS calculation. 2) Assuming dilution when applicable and net of treasury shares. 3) Gross profit relative to sales. 4) Excluding costs for capacity alignment, antitrust related matters and separation of our business segments. Non-U.S. GAAP measure. See reconciliation table. 5) Latest 12 months of net sales. 6) Total equity and net debt. 7) Annualized net income relative to average total equity. 8) Annualized operating income and income from equity method investments, relative to average capital employed. 9) Non-U.S. GAAP measure. See reconciliation table. 10) Net debt adjusted for pension liabilities in relation to EBITDA. Non-U.S. GAAP measure. See reconciliation table. 11) Outstanding receivables relative to average daily sales. 12) Outstanding inventory relative to average daily sales. 13) Operating cash flow less Capital expenditures, net. Non-U.S. GAAP measure, see reconciliation table. 14) Free cash flow relative to Net income. The comparative cash conversion for 2019 has been adjusted to “n/a” from that previously published. This is to align with the current period methodology applied that cash conversion is not applicable when the free cash flow or net income is negative in a period. Non-U.S. GAAP measure, see reconciliation table. 15) Dividends paid and Shares repurchased. 16) Excluding dilution when applicable and net of treasury shares.

Other Items

•

On May 29, Autoliv provided a market and business update, including measures taken by the Company to manage the automotive industry downturn caused by the COVID-19 pandemic. Measures announced included reduction in capex and employee related costs and a strengthening of the liquidity position and credit resources through entering a lending facility of approximately $0.6 billion with the Swedish Export Credit Corporation.

•

On June 9, 2020, Autoliv announced its promotion of Kevin Fox from the position as Vice President Brazil to the position of President, Americas and a member of Autoliv’s Executive Management Team, effective on June 15th. Mr. Fox has extensive experience leading large-scale operations and driving positive results over nearly two decades. He began his career at Autoliv in 1996, and has experience from leadership roles in Engineering, Operations and Quality as well as being a Plant Manager.

•

On July 1, 2020, Per Ericson joined Autoliv as Executive Vice President Human Resources and Sustainability and member of Autoliv’s Executive Management Team, succeeding Sherry Vasa who decided to leave her position in Sweden to move back to the United States. Mr. Ericson has held senior Human Resources roles in Stora Enso, Haldex and most recently as Senior Vice President, Head of Group Business Development at Husqvarna.

•

An earnings conference call will be held at 2:00 p.m. CET (8:00 a.m. ET) today, July 17, 2020. Information regarding how to participate is available on www.autoliv.com. The presentation slides for the conference call will be available on our website shortly after the publication of this financial report.

Next Report

Autoliv intends to publish the quarterly earnings report for the third quarter of 2020 on Friday, October 23, 2020.

Inquiries: Investors and Analysts

Anders Trapp

Vice President Investor Relations

Tel +46 (0)8 5872 0671

Henrik Kaar

Director Investor Relations

Tel +46 (0)8 5872 0614

Inquiries: Media

Henrik Kaar

Director Investor Relations

Tel +46 (0)8 5872 0614

Marja Huotari

Acting Vice President Communications

Tel +46 (0)70 957 8135

This information is information that Autoliv, Inc. is obliged to make public pursuant to the EU Market Abuse Regulation. The information was submitted for publication, through the agency of the VP of Investor Relations set out above, at 12.00 CET on July 17, 2020.

Footnotes

*Non-U.S. GAAP measure, see enclosed reconciliation tables.

Definitions and SEC Filings

Please refer to www.autoliv.com or to our Annual Report for definitions of terms used in this report. Autoliv’s annual report to stockholders, annual report on Form 10‑K, quarterly reports on Form 10‑Q, proxy statements, management certifications, press releases, current reports on Form 8-K and other documents filed with the SEC can be obtained free of charge from Autoliv at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Autoliv’s corporate website www.autoliv.com.

“Safe Harbor Statement”

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Autoliv, Inc. or its management believes or anticipates may occur in the future. All forward-looking statements are based upon our current expectations, various assumptions and/or data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “estimates”, “expects”, “anticipates”, “projects”, “plans”, “intends”, “believes”, “may”, “likely”, “might”, “would”, “should”, “could”, or the negative of these terms and other comparable terminology, although not all forward-looking statements contain such words. Because these forward-looking statements involve risks and uncertainties, the outcome could differ materially from those set out in the forward-looking statements for a variety of reasons, including without limitation, general economic conditions; the impacts of the coronavirus (COVID-19) pandemic on the Company’s financial condition, business operations, operating costs, liquidity and competition; changes in light vehicle production fluctuation in vehicle production schedules for which the Company is a supplier; changes in general industry and market conditions or regional growth or decline; changes in and the successful execution of our capacity alignment, restructuring, cost reduction and efficiency initiatives and the market reaction thereto; loss of business from increased competition; higher raw material, fuel and energy costs; changes in consumer and customer preferences for end products; customer losses; changes in regulatory conditions; customer bankruptcies, consolidations, or restructuring or divestiture of customer brands; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; component shortages; market acceptance of our new products; costs or difficulties related to the integration of any new or acquired businesses and technologies; continued uncertainty in pricing negotiations with customers; successful integration of acquisitions and operations of joint ventures; successful implementation of strategic partnerships and collaborations; our ability to be awarded new business; product liability, warranty and recall claims and investigations and other litigation and customer reactions thereto; (including the resolution of the Toyota recall); higher expenses for our pension and other postretirement benefits, including higher funding needs for our pension plans; work stoppages or other labor issues; possible adverse results of pending or future litigation or infringement claims; our ability to protect our intellectual property rights; negative impacts of antitrust investigations or other governmental investigations and associated litigation relating to the conduct of our business; tax assessments by governmental authorities and changes in our effective tax rate; dependence on key personnel; legislative or regulatory changes impacting or limiting our business; political conditions; dependence on and relationships with customers and suppliers; and other risks and uncertainties identified under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Reports and Quarterly Reports on Forms 10-K and 10-Q and any amendments thereto. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update publicly or revise any forward-looking statements in light of new information or future events, except as required by law.

Consolidated Statements of Net Income

(Dollars in millions, except per share data)	Second quarter		First 6 months	Latest 12 months		Full Year
(Unaudited)	2020	2019	2020	2019		2019
Airbag and Other products1)	$653.8	$1,435.7	$1,855.9	$2,883.4	$4,648.8	$5,676.3
Seatbelt products1)	393.8	719.0	1,037.5	1,445.3	2,463.5	2,871.3
Total net sales	$1,047.6	$2,154.7	$2,893.4	$4,328.7	$7,112.3	$8,547.6

Cost of sales	(1,033.2)	(1,755.0)	(2,548.0)	(3,550.2)	(5,961.0)	(6,963.2)
Gross profit	$14.4	$399.7	$345.4	$778.5	$1,151.3	$1,584.4

Selling, general & administrative expenses	(98.5)	(101.1)	(192.0)	(202.5)	(388.4)	(398.9)
Research, development & engineering expenses, net	(88.0)	(117.0)	(190.6)	(224.4)	(371.7)	(405.5)
Amortization of intangibles	(2.4)	(2.9)	(5.1)	(5.7)	(10.9)	(11.5)
Other income (expense), net	(59.0)	(9.2)	(56.9)	(3.2)	(96.4)	(42.7)
Operating (loss) income	$(233.5)	$169.5	$(99.2)	$342.7	$283.9	$725.8

Income from equity method investments	0.0	0.2	0.3	1.2	1.1	2.0
Interest income	1.4	1.0	2.6	2.0	4.2	3.6
Interest expense	(15.8)	(17.5)	(32.1)	(35.5)	(66.1)	(69.5)
Other non-operating items, net	1.3	(2.4)	(6.8)	(6.0)	(14.3)	(13.5)
(Loss) income before income taxes	$(246.6)	$150.8	$(135.2)	$304.4	$208.8	$648.4

Income taxes	72.3	(41.4)	35.8	(83.5)	(66.3)	(185.6)
Net (loss) income	$(174.3)	$109.4	$(99.4)	$220.9	$142.5	$462.8

Less Net income attributable to non-controlling interest	0.4	0.3	0.5	0.4	1.4	1.3
Net (loss) income attributable to controlling interest	$(174.7)	$109.1	$(99.9)	$220.5	$141.1	$461.5

Earnings per share2, 3)	$(2.00)	$1.25	$(1.14)	$2.52	$1.63	$5.29

1) Including Corporate and other sales. 2) Assuming dilution when applicable and net of treasury shares. 3) Participating share awards with right to receive dividend equivalents are (under the two-class method) excluded from EPS calculation.

Consolidated Balance Sheets

	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
(Dollars in millions, unaudited)	2020	2020	2019	2019	2019
Assets
Cash & cash equivalents	$1,223.2	$907.2	$444.7	$334.4	$406.4
Receivables, net	1,179.5	1,428.1	1,626.7	1,656.2	1,695.5
Inventories, net	757.8	771.6	740.9	731.8	736.1
Other current assets	222.4	200.1	189.8	186.4	214.2
Total current assets	$3,382.9	$3,307.0	$3,002.1	$2,908.8	$3,052.2

Property, plant & equipment, net	1,753.1	1,749.5	1,815.7	1,747.9	1,765.0
Investments and other non-current assets	486.3	367.1	386.4	371.1	386.7
Operating leases right-of-use assets	150.0	148.5	156.8	154.1	165.0
Goodwill assets	1,385.0	1,382.4	1,387.9	1,383.3	1,388.8
Intangible assets, net	17.2	19.4	22.3	24.3	27.8
Total assets	$7,174.5	$6,973.9	$6,771.2	$6,589.5	$6,785.5

Liabilities and equity
Short-term debt	$492.9	$318.8	$368.1	$289.9	$366.8
Accounts payable	615.7	862.5	950.6	900.2	956.6
Operating lease liabilities, current	36.7	35.9	37.8	37.7	39.6
Other current liabilities	1,006.7	1,009.0	1,053.7	1,077.0	1,055.4
Total current liabilities	$2,152.0	$2,226.2	$2,410.2	$2,304.8	$2,418.4

Long-term debt	2,567.0	2,209.4	1,726.1	1,815.1	1,850.2
Pension liability	235.7	231.8	240.2	199.9	202.8
Operating lease liabilities, non-current	114.4	113.4	119.4	117.0	125.9
Other non-current liabilities	150.4	149.0	152.9	153.4	150.5
Total non-current liabilities	$3,067.5	$2,703.6	$2,238.6	$2,285.4	$2,329.4

Total parent shareholders’ equity	1,941.5	2,031.0	2,109.2	1,986.7	2,024.1
Non-controlling interest	13.5	13.1	13.2	12.6	13.6
Total equity	$1,955.0	$2,044.1	$2,122.4	$1,999.3	$2,037.7

Total liabilities and equity	$7,174.5	$6,973.9	$6,771.2	$6,589.5	$6,785.5

Consolidated Statements of Cash Flow

	Second quarter		First 6 months		Latest 12 months	Full Year
(Dollars in millions, unaudited)	2020	2019	2020	2019		2019
Net (loss) income	$(174.3)	$109.4	$(99.4)	$220.9	$142.5	$462.8
Depreciation and amortization	86.5	85.9	175.3	176.0	349.9	350.6
Other, net1)	(84.5)	(198.8)	(73.5)	(209.6)	(83.8)	(219.9)
Changes in operating assets and liabilities	44.3	(17.1)	25.4	(54.2)	126.8	47.2
Net cash (used in) provided by operating activities	$(128.0)	$(20.6)	$27.8	$133.1	$535.4	$640.7

Capital expenditures, net	(63.9)	(127.8)	(152.1)	(235.8)	(392.4)	(476.1)
Net cash used in investing activities	$(63.9)	$(127.8)	$(152.1)	$(235.8)	$(392.4)	$(476.1)

Net cash before financing2)	$(191.9)	$(148.4)	$(124.3)	$(102.7)	$143.0	$164.6

Net decrease in short-term debt	(115.1)	(77.7)	(142.0)	(250.8)	(255.3)	(364.1)
Net increase in long-term debt	590.6	245.2	1,090.6	245.2	1,088.9	243.5
Debt issuance costs	–	(0.3)	–	(0.3)	–	(0.3)
Dividends paid	–	(54.2)	(54.1)	(108.5)	(162.6)	(217.0)
Common stock options exercised	–	0.1	0.2	0.2	0.9	0.9
Dividend paid to non-controlling interests	–	–	–	–	(1.1)	(1.1)
Net cash provided by (used in) financing activities	$475.5	$113.1	$894.7	$(114.2)	$670.8	$(338.1)

Effect of exchange rate changes on cash	32.4	5.1	8.1	7.5	3.0	2.4
Increase (decrease) in cash and cash equivalents	$316.0	$(30.2)	$778.5	$(209.4)	$816.8	$(171.1)
Cash and cash equivalents at period-start	907.2	436.6	444.7	615.8	406.4	615.8
Cash and cash equivalents at period-end	$1,223.2	$406.4	$1,223.2	$406.4	$1,223.2	$444.7

1) Mainly related to EC payment in Q2 2019. 2) Non-U.S. GAAP measure comprised of "Net cash (used in) provided by operating activities" and "Net cash used in investing activities". See reconciliation table.

RECONCILIATION OF U.S. GAAP TO NON-U.S. GAAP MEASURES

In this report we sometimes refer to non-U.S. GAAP measures that we and securities analysts use in measuring Autoliv's performance. We believe that these measures assist investors and management in analyzing trends in the Company's business for the reasons given below. Investors should not consider these non-U.S. GAAP measures as substitutes, but rather as additions, to financial reporting measures prepared in accordance with U.S. GAAP. It should be noted that these measures, as defined, may not be comparable to similarly titled measures used by other companies.

Components in Sales Increase/Decrease

Since the Company historically generates approximately 75% of sales in currencies other than in the reporting currency (i.e. U.S. dollars) and currency rates have been volatile, we analyze the Company's sales trends and performance as changes in organic sales growth. This presents the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates. The tables on pages 5 and 6 present changes in organic sales growth as reconciled to the change in the total U.S. GAAP net sales.

Operating Working Capital

Due to the need to optimize cash generation to create value for shareholders, management focuses on operationally derived working capital as defined in the table below. The reconciling items used to derive this measure are, by contrast, managed as part of our overall management of cash and debt, but they are not part of the responsibilities of day-to-day operations' management.

	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
(Dollars in millions)	2020	2020	2019	2019	2019
Total current assets	$3,382.9	$3,307.0	$3,002.1	$2,908.8	$3,052.2
Total current liabilities	(2,152.0)	(2,226.2)	(2,410.2)	(2,304.8)	(2,418.4)
Working capital	$1,230.9	$1,080.8	$591.9	$604.0	$633.8
Cash and cash equivalents	(1,223.2)	(907.2)	(444.7)	(334.4)	(406.4)
Short-term debt	492.9	318.8	368.1	289.9	366.8
Derivative asset and liability, current	(2.6)	4.4	(4.2)	5.9	(3.5)
Dividends payable1)	-	54.1	54.1	54.1	54.1
Operating working capital	$498.0	$550.9	$565.2	$619.5	$644.8
1) As of April 2, 2020, the dividend payable in Mar 31, 2020 was cancelled.

Net Debt

As part of efficiently managing the Company’s overall cost of funds, Autoliv from time to time enter into “debt-related derivatives” (DRD) as a part of our debt management. Creditors and credit rating agencies use net debt adjusted for DRD in their analyses of the Company’s debt and therefore we provide this non-U.S. GAAP measure. DRD are fair value adjustments to the carrying value of the underlying debt. Also included in the DRD is the unamortized fair value adjustment related to a discontinued fair value hedge which will be amortized over the remaining life of the debt. By adjusting for DRD, the total financial liability of net debt is disclosed without grossing debt up with currency or interest fair values.

	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
(Dollars in millions)	2020	2020	2019	2019	2019
Short-term debt	$492.9	$318.8	$368.1	$289.9	$366.8
Long-term debt	2,567.0	2,209.4	1,726.1	1,815.1	1,850.2
Total debt	$3,059.9	$2,528.2	$2,094.2	$2,105.0	$2,217.0
Cash & cash equivalents	(1,223.2)	(907.2)	(444.7)	(334.4)	(406.4)
Debt issuance cost/Debt-related derivatives, net	1.2	8.5	0.3	10.7	0.3
Net debt	$1,837.9	$1,629.5	$1,649.8	$1,781.3	$1,810.9

	Dec 31	Dec 31	Dec 31	Dec 31
(Dollars in millions)	2018	2017	2016	2015
Short-term debt	$620.7	$19.7	$216.3	$39.6
Long-term debt	1,609.0	1,310.7	1,312.5	1,499.4
Total debt	$2,229.7	$1,330.4	$1,528.8	$1,539.0
Cash & cash equivalents	(615.8)	(959.5)	(1,226.7)	(1,333.5)
Debt issuance cost/Debt-related derivatives, net	4.9	(2.5)	(3.4)	(3.9)
Net debt	$1,618.8	$368.4	$298.7	$201.6

Leverage ratio

The non-U.S. GAAP measure net debt is also used in the non-U.S. GAAP measure “Leverage ratio”. Management uses this measure to analyze the amount of debt the Company can incur under its debt policy. Management believes that this policy also provides guidance to credit and equity investors regarding the extent to which the Company would be prepared to leverage its operations. For details on leverage ratio refer to the table.

	Jun 30	Dec 31	Jun 30
(Dollars in millions)	2020	2019	2019
Net debt1)	$1,837.9	$1,649.8	$1,810.9
Pension liabilities	235.7	240.2	202.8
Debt per the Policy	$2,073.6	$1,890.0	$2,013.7

Net income2)	142.5	462.8	248.1
Less; Net loss, Discontinued Operations2)	–	–	(2.0)
Net income, Continuing Operations2)	$142.5	$462.8	$246.1
Income taxes2)	66.3	185.6	231.7
Interest expense, net2, 3)	61.9	65.9	68.2
Depreciation and amortization of intangibles2)	349.9	350.6	349.9
Antitrust related matters, capacity alignments and separation costs2, 4)	105.5	48.6	221.4
EBITDA per the Policy (Adjusted EBITDA)	$726.1	$1,113.5	$1,117.3

Leverage ratio	2.9	1.7	1.8

1) Short- and long-term debt less cash and cash equivalents and debt-related derivatives. 2) Latest 12 months. 3) Interest expense including cost for extinguishment of debt, if any, less interest income. 4) June 30, 2019 does not include separations costs.

Free Cash Flow, Net Cash Before Financing and Cash Conversion

Management uses the non-U.S. GAAP measure free cash flow to analyze the amount of cash flow being generated by the Company’s operations after capital expenditure, net. This measure indicates the Company’s cash flow generation level that enables strategic value creation options such as dividends or acquisitions. For details on free cash flow see the reconciliation table below. Management uses the non-U.S. GAAP measure net cash before financing to analyze and disclose the cash flow generation available for servicing external stakeholders such as shareholders and debt stakeholders. For details on net cash before financing, see the reconciliation table below. Management uses the non-U.S. GAAP measure cash conversion to analyze the proportion of net income that is converted into free cash flow. The measure is a tool to evaluate how efficient the Company utilizes its resources. For details on cash conversion, see the reconciliation table below.

	Second quarter		First 6 months		Latest 12 months	Full Year
(Dollars in millions)	2020	2019	2020	2019		2019
Net (loss) income	$(174.3)	$109.4	$(99.4)	$220.9	$142.5	$462.8
Changes in operating assets and liabilities	44.3	(17.1)	25.4	(54.2)	126.8	47.2
Depreciation and amortization	86.5	85.9	175.3	176.0	349.9	350.6
Other, net1)	(84.5)	(198.8)	(73.5)	(209.6)	(83.8)	(219.9)
Operating cash flow	$(128.0)	$(20.6)	$27.8	$133.1	$535.4	$640.7
EC antitrust payment	–	(203)	–	(203)	–	(203)
Operating cash flow excl EC antitrust payment	$(128.0)	$182.4	$27.8	$336.1	$535.4	$843.7
Capital expenditure, net	(63.9)	(127.8)	(152.1)	(235.8)	(392.4)	(476.1)
Free cash flow2)	$(191.9)	$(148.4)	$(124.3)	$(102.7)	$143.0	$164.6
Free cash flow excl EC antitrust payment3)	$(191.9)	$54.6	$(124.3)	$100.3	$143.0	$367.6
Net cash before financing	$(191.9)	$(148.4)	$(124.3)	$(102.7)	$143.0	$164.6
Cash conversion4)	n/a	n/a	n/a	n/a	100.4%	35.6%
Cash conversion excl EC antitrust payment5)	n/a	49.9%	n/a	45.4%	100.4%	79.4%

1) Mainly related to EC antitrust payment in Q2 2019. 2) Operating cash flow less Capital expenditures, net. 3) Operating cash flow excl EC antitrust payment less Capital expenditures, net. 4) Free cash flow relative to Net income. The comparative cash conversion for 2019 has been adjusted to “n/a” from that previously published. This is to align with the current period methodology applied that cash conversion is not applicable when the free cash flow or net income is negative in a period. 5) Free cash flow excl EC antitrust payment relative to Net income.

	Full year	Full year	Full year	Full year
(Dollars in millions)	20181)	20171)	20161)	20151)
Net income	$183.7	$303.0	$561.6	$457.5
Changes in operating assets and liabilities	(229.3)	(0.3)	(77.8)	(26.1)
Depreciation and amortization	397.1	425.8	383.0	319.1
Goodwill impairment charges	–	234.2	–	–
Other, net4)	239.1	(26.8)	1.6	0.0
Operating cash flow	$590.6	$935.9	$868.4	$750.5
Capital expenditure, net	(554.8)	(569.6)	(498.6)	(449.6)
Free cash flow2)	$35.8	$366.3	$369.8	$300.9
Acquisitions of businesses and other, net	(72.9)	(127.7)	(227.4)	(141.5)
Net cash before financing	$(37.1)	$238.6	$142.4	$159.4
Cash conversion3)	19.5%	120.9%	65.8%	65.8%
1) Including Discontinued Operations. 2) Operating cash flow less Capital expenditures, net. 3) Free cash flow relative to Net income. 4) For full year 2018 including EC antitrust non-cash provision.

Items Affecting Comparability

We believe that comparability between periods is improved through the exclusion of certain items. To assist investors in understanding the operating performance of Autoliv's business, it is useful to consider certain U.S. GAAP measures exclusive of these items. Accordingly, the tables below reconcile from U.S. GAAP to the equivalent non-U.S. GAAP measure.

	Second quarter 2020			Second quarter 2019
(Dollars in millions, except per share data)	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP
Operating (loss) income	$(233.5)	$62.1	$(171.4)	$169.5	$13.7	$183.2
Operating margin, %	(22.3)	5.9	(16.4)	7.9	0.6	8.5
(Loss) income before taxes	$(246.6)	$62.1	$(184.5)	$150.8	$13.7	$164.5
Net (loss) income attributable to controlling interest	$(174.7)	$52.2	$(122.5)	$109.1	$11.0	$120.1
Return on capital employed, %2)	(25.0)	6.8	(18.2)	18.3	1.4	19.7
Return on total equity, %3)	(34.9)	10.8	(24.1)	21.8	2.2	24.0
Earnings per share4, 5)	$(2.00)	$0.60	$(1.40)	$1.25	$0.13	$1.38

1) Costs for capacity alignment and antitrust related matters 2) Annualized operating income and income from equity method investments, relative to average capital employed. 3) Annualized income relative to average total equity. 4) Assuming dilution when applicable and net of treasury shares. 5) Participating share awards with right to receive dividend equivalents are (under the two-class method) excluded from the EPS calculation.

	First 6 months 2020			First 6 months 2019
	Reported U.S. GAAP	Adjust- ments1)	Non-U.S. GAAP	Reported U.S. GAAP	Adjust- ments1)	Non-U.S. GAAP
Operating (loss) income	$(99.2)	$63.8	$(35.4)	$342.7	$6.9	$349.6
Operating margin, %	(3.4)	2.2	(1.2)	7.9	0.2	8.1
(Loss) income before taxes	$(135.2)	$63.8	$(71.4)	$304.4	$6.9	$311.3
Net (loss) income attributable to controlling interest	$(99.9)	$53.9	$(46.0)	$220.5	$4.2	$224.7
Capital employed	$3,793	$54	$3,847	$3,849	$4	$3,853
Return on capital employed, %2)	(5.3)	3.4	(1.9)	18.9	0.3	19.2
Return on total equity, %3)	(9.7)	5.3	(4.4)	22.4	0.5	22.9
Earnings per share4, 5)	$(1.14)	$0.61	$(0.53)	$2.52	$0.05	$2.57
Total parent shareholders' equity per share	$22.24	$0.61	$22.85	$23.21	$0.05	$23.26

1) Costs for capacity alignment and antitrust related matters. 2) Annualized operating income and income from equity method investments, relative to average capital employed. 3) Annualized income relative to average total equity. 4) Assuming dilution when applicable and net of treasury shares. 5) Participating share awards with right to receive dividend equivalents are (under the two-class method) excluded from the EPS calculation.

	Latest 12 months			Full year 2019
	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP
Operating income	$283.9	$105.5	$389.4	$725.8	$48.6	$774.4
Operating margin, %	4.0	1.5	5.5	8.5	0.6	9.1
1) Costs for capacity alignment, antitrust related matters and separation of our business segments.

	Full year 2018			Full year 2017
	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP
Operating income	$686.0	$222.2	$908.2	$859.6	$39.7	$899.3
Operating margin, %	7.9	2.6	10.5	10.6	0.5	11.1
1) Costs for capacity alignment and antitrust related matters in 2017 and 2018, and separation of our business segments in 2018.

(Dollars in millions)	Full year 2016			Full year 2015
	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP
Operating income	$831.0	$34.5	$865.5	$707.7	$166.4	$874.1
Operating margin, %	10.5	0.4	10.9	9.3	2.2	11.5
1) Costs for capacity alignment and antitrust related matters.

	Second quarter 2020		Second quarter 2019
	Adjustment Millions	Adjustment Per share	Adjustment Millions	Adjustment Per share
Capacity alignment	$61.9	$0.71	$13.2	$0.15
Antitrust related matters	0.2	0.00	0.5	0.01
Total adjustments to operating income	$62.1	$0.71	$13.7	$0.16
Tax on non-U.S. GAAP adjustments1)	(9.9)	(0.11)	(2.7)	(0.03)
Total adjustments to net income	$52.2	$0.60	$11.0	$0.13

Weighted average number of shares outstanding - diluted		87.4		87.3

Return on capital employed2, 3)	$248.4		$54.8
Adjustment return on capital employed	6.8%		1.4%

Return on total equity4, 5)	$208.8		$44.0
Adjustment return on total equity	10.8%		2.2%

1) The tax is calculated based on the tax laws in the respective jurisdiction(s) of the adjustment(s). 2) After adjustment for annualized Q2 non-U.S. GAAP EBIT adjustment. 3) Operating income and income from equity method investments, relative to average capital employed. 4) Income relative to average total equity. 5) After adjustment for annualized Q2 non-U.S. GAAP Net income adjustment.

	First 6 months 2020		First 6 months 2019
	Adjustment Millions	Adjustment Per share	Adjustment Millions	Adjustment Per share
Capacity alignment	$63.6	$0.73	$13.1	$0.15
Antitrust related matters	0.2	0.00	(6.2)	(0.07)
Total adjustments to operating income	$63.8	$0.73	$6.9	$0.08
Tax on non-U.S. GAAP adjustments1)	(9.9)	(0.12)	(2.7)	(0.03)
Total adjustments to net income	$53.9	$0.61	$4.2	$0.05

Weighted average number of shares outstanding - diluted		87.4		87.4

Return on capital employed2, 3)	$127.6		$13.8
Adjustment return on capital employed	3.4%		0.3%

Return on total equity4, 5)	$108.0		$8.4
Adjustment return on total equity	5.3%		0.5%

1) The tax is calculated based on the tax laws in the respective jurisdiction(s) of the adjustment(s). 2) After adjustment for annualized non-U.S. GAAP EBIT adjustment. 3) Operating income and income from equity method investments, relative to average capital employed. 4) Income relative to average total equity. 5) After adjustment for annualized non-U.S. GAAP Net income adjustment.

Multi-year Summary
Continuing Operations unless noted

(Dollars in millions, except per share data)	2019	2018	2017	2016	2015
Sales and Income
Net sales	$8,548	$8,678	$8,137	$7,922	$7,636
Airbag sales1)	5,676	5,699	5,342	5,256	5,036
Seatbelt sales	2,871	2,980	2,794	2,665	2,599
Operating income	726	686	860	831	708
Net income attributable to controlling interest	462	376	586	558	443
Earnings per share (US$) – basic2)	5.29	4.32	6.70	6.33	5.03
Earnings per share (US$) – assuming dilution2, 3)	5.29	4.31	6.68	6.32	5.02
Gross margin, %4)	18.5	19.7	20.6	20.6	20.5
R,D&E net in relation to sales, %	(4.7)	(4.8)	(4.6)	(4.5)	(4.1)
S,G &A net in relation to sales, %	(4.7)	(4.5)	(5.0)	(5.0)	(4.8)
Operating margin, %5)	8.5	7.9	10.6	10.5	9.3
Adjusted operating margin, %6, 7)	9.1	10.5	11.1	10.9	11.5
Balance Sheet
Operating working capital	565	478	581	488	525
Days receivables outstanding8)	70	71	76	70	71
Days inventory outstanding9)	35	35	35	32	31
Total equity	2,122	1,897	4,169	3,926	3,468
Total parent shareholders’ equity per share (US$)	24.19	21.63	46.38	41.69	39.22
Current assets excluding cash	2,557	2,670	2,598	2,269	2,259
Property, plant and equipment, net	1,816	1,690	1,609	1,329	1,265
Intangible assets (primarily goodwill)	1,410	1,423	1,440	1,430	1,445
Capital employed	3,772	3,516	4,538	4,225	3,670
Net debt7)	1,650	1,619	368	299	202
Total assets	6,771	6,722	6,947	6,565	6,518
Long-term debt	1,726	1,609	1,311	1,313	1,499
Operating working capital in relation to sales, %	6.6	5.5	7.1	6.2	6.9
Return on capital employed, %10, 11)	20	17	n/a	n/a	n/a
Return on total equity, %11, 12)	23	13	n/a	n/a	n/a
Total equity ratio, %	31	28	49	48	46
Cash flow
Operating Cash flow13)	641	591	936	868	751
Depreciation and amortization13)	351	397	426	383	319
Capital expenditures, net13)	476	555	570	499	450
Capital expenditures, net in relation to sales, %13)	5.6	5.7	5.5	4.9	4.9
Free Cash flow7, 13, 14)	165	36	366	369	301
Cash conversion, %7, 13, 15)	35.6	19.5	120.8	65.7	65.8
Direct shareholder return13, 16)	(217)	(214)	(366)	(203)	(300)
Cash dividends paid per share (US$)	2.48	2.46	2.38	2.30	2.22
Other data
Number of shares outstanding (million)17)	87.2	87.1	87.0	88.2	88.1
Number of employees, December 31	58,900	57,700	56,700	55,800	51,300

1) Including steering wheels, inflators and initiators. 2) Participating share awards with right to receive dividend equivalents are (under the two-class method) excluded from the EPS calculation. 3) Assuming dilution and net of treasury shares. 4) Gross profit relative to sales. 5) Operating income relative to sales. 6) Excluding costs for capacity alignment, antitrust related matters and separation of our business segments. 7) Non-US GAAP measure, for reconciliation see tables above. 8) Outstanding receivables relative to average daily sales. 9) Outstanding inventory relative to average daily sales. 10) Operating income and income from equity method investments, relative to average capital employed. 11) The Company has decided not to recalculate prior periods since the distribution of Veoneer had a significant impact on total equity and capital employed making the comparison less meaningful. 12) Income relative to average total equity. 13) Including Discontinued Operations. Free cash flow and cash conversion are non-US GAAP measures, see reconciliation tables above. 14) Operating cash flow less Capital expenditures, net. 15) Free cash flow relative to Net income. 16) Dividends paid and Shares repurchased. 17) At year end, excluding dilution and net of treasury shares.